Exhibit 99.1

For Immediate Release

TrueCar Reports Fourth Quarter and Full Year 2016 Financial Results

•	Fourth quarter total revenue up 17% from a year ago to $74.1 million; FY 2016 total revenue up 7% from FY 2015 to $277.5 million.

•
Fourth quarter net loss of $(8.0) million, or $(0.09) per share, compared to net loss of $(27.4) million, or $(0.33) per share in the fourth quarter of 2015; FY 2016 net loss of $(41.7) million, or $(0.49) per share, compared to net loss of $(64.9) million, or $(0.79) per share, in FY 2015.

•
Fourth quarter Non-GAAP net loss(1) of $(0.5) million, or $(0.01) per share, compared to Non-GAAP net loss of $(5.2) million, or $(0.06) per share, in the fourth quarter of 2015; FY 2016 Non-GAAP net loss of $(11.1) million, or $(0.13) per share, compared to Non-GAAP net loss of $(11.0) million, or $(0.13) per share, in FY 2015.

•
Fourth quarter Adjusted EBITDA(2) of $5.8 million, representing an Adjusted EBITDA margin of 7.8%, compared to Adjusted EBITDA of $0.2 million, representing an Adjusted EBITDA margin of 0.3%, in the fourth quarter of 2015; FY 2016 Adjusted EBITDA of $15.0 million, representing an Adjusted EBITDA margin of 5.4%, compared to Adjusted EBITDA of $7.6 million, representing an Adjusted EBITDA margin of 2.9%, in FY 2015.

•	Franchise dealer count(3) was 11,151 as of December 31, 2016, a record and a 23% increase from 9,094 as of December 31, 2015.

SANTA MONICA, Calif., February 16, 2017 – TrueCar, Inc. (NASDAQ: TRUE) today announced its financial results for the fourth quarter and year-ended December 31, 2016.

Management Commentary

"We have come a long way in the year since I joined TrueCar, and we are excited about re-accelerating our top-line growth while also improving our margins.  At this point, I am very confident that we now clearly understand and have our hands placed securely on the practical levers that we believe will enable us to continue to drive double-digit rates of unit and revenue growth for some time," said Chip Perry, TrueCar's President and Chief Executive Officer.

"We are pleased with the financial results in the fourth quarter of 2016," continued Mike Guthrie, TrueCar’s Chief Financial Officer. "We have set the stage for strong growth and margin expansion over the next few years."

Fourth Quarter 2016 Financial Highlights

•	Total revenue of $74.1 million, up 17% from $63.6 million in the fourth quarter of 2015.

•	Net loss of $(8.0) million, or $(0.09) per basic and diluted share, compared to net loss of $(27.4) million, or $(0.33) per share, in the fourth quarter of 2015.

•	Non-GAAP net loss of $(0.5) million, or $(0.01) per basic and diluted share, compared to Non-GAAP net loss of $(5.2) million, or $(0.06) per share, in the fourth quarter of 2015.

(1)	Non-GAAP net loss is a Non-GAAP financial measure. Refer to its definition and accompanying reconciliation to GAAP net loss below.

(2)	Adjusted EBITDA is a Non-GAAP financial measure. Refer to its definition and accompanying reconciliation to GAAP net loss below.

(3)
Franchise dealer count: We define franchise dealer count as the number of franchise dealers in the network of TrueCar Certified Dealers at the end of a given period. This number is calculated by counting the number of brands of new cars sold by dealers in the TrueCar Certified Dealer network at their locations, and includes both single-location proprietorships as well as large consolidated dealer groups. Note that this number excludes 376 Genesis franchises on our program as of December 31, 2016 due to Hyundai’s recent transition of Genesis to a stand-alone brand. In order to facilitate period over period comparisons, we have continued to count each Hyundai franchise that also has a Genesis franchise as one franchise dealer rather than two.

2016 Financial Highlights

•	Total revenue of $277.5 million, up 7% from $259.8 million in FY 2015.

•	Net loss of $(41.7) million, or $(0.49) per basic and diluted share, compared to net loss of $(64.9) million, or $(0.79) per share, in FY 2015.

•	Non-GAAP net loss of $(11.1) million, or $(0.13) per basic and diluted share, compared to Non-GAAP net loss of $(11.0) million, or $(0.13) per share, in FY 2015.

•	Adjusted EBITDA of $15.0 million, representing an Adjusted EBITDA margin of 5.4%, compared to Adjusted EBITDA of $7.6 million, representing an Adjusted EBITDA margin of 2.9%, in FY 2015.

Key Operating Metrics

•
Average monthly unique visitors(4) increased 19% to 7.0 million in the fourth quarter of 2016, up from approximately 5.9 million in the fourth quarter of 2015. In FY 2016, average monthly unique visitors increased 17% to approximately 7.0 million, up from 6.0 million in FY 2015.

•	Units(5) were 218,807 in the fourth quarter of 2016, up from 183,157 in the fourth quarter of 2015. In FY 2016, units were 806,953, up from 750,108 in FY 2015.

•	Monetization(6) was $320 during the fourth quarter of 2016, compared to $324 during the fourth quarter of 2015. Monetization was $322 during FY 2016 and FY 2015.

•	Franchise dealer count was 11,151 as of December 31, 2016, a record and a 23% increase from 9,094 as of December 31, 2015.

Business Outlook

TrueCar’s guidance for the first quarter ending March 31, 2017 is as follows:

•	Units are expected to be in the range of 205,000 units to 210,000 units.

•	Revenues are expected to be in the range of $71 million to $73 million.

•	Adjusted EBITDA is expected to be in the range of $4 million to $5 million(7).

TrueCar's guidance for the full year ending December 31, 2017 is as follows:

•	Units are expected to be in the range of 920,000 units to 930,000 units.

•	Revenues are expected to be in the range of $315 million to $320 million.

•	Adjusted EBITDA is expected to be in the range of $20 million to $24 million(7).

(4)
Average monthly unique visitors: We define a monthly unique visitor as an individual who has visited our website, our landing page on our affinity group marketing partner sites, or our mobile applications within a calendar month. We calculate average monthly unique visitors as the sum of the monthly unique visitors divided by the number of months in that period.

(5)
Units: We define units as the number of automobiles purchased by our users from TrueCar Certified Dealers through TrueCar.com and our mobile applications or the car buying sites and mobile applications we maintain for our affinity group marketing partners.

(6)	Monetization: We define monetization as the average transaction revenue per unit, which we calculate by dividing all of our transaction revenue in a given period by the number of units in that period.

(7)
We are unable to provide reconciliations of forward-looking Adjusted EBITDA without unreasonable effort because we are unable to provide a forward-looking estimate of certain reconciling items between GAAP net loss and Adjusted EBITDA due to uncertainty regarding, and the potential variability of, warrant expense due to achievement of minimum performance milestones based on the level of vehicle sales and certain litigation costs due to timing, status, and cost of litigation, both of which may have a significant impact on GAAP results.

Conference Call Information

Members of TrueCar management will host a conference call today, February 16, 2017, to discuss the fourth quarter and full year 2016 results at 4:30 p.m. Eastern Time. To participate, domestic callers should dial 1-877-407-0789 and international callers should dial 1-201-689-8562. In addition, a live webcast of the call will be accessible through the Investor Relations section of TrueCar’s website at ir.true.com and will be archived online for 90 days upon completion of the conference call. A replay of the call will also be available the same day from 7:30 p.m. until 11:59 p.m. Eastern Time, on Thursday, March 2, 2017, by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the replay pin number: 13652551. TrueCar has used, and intends to continue to use, its Investor Relations website (ir.true.com), Twitter (@TrueCar), and Facebook (www.facebook.com/TrueCar), as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding TrueCar’s future growth potential and opportunities, outlook for the first quarter and full year 2017, future financial results, including expectations regarding future revenue and Adjusted EBITDA growth and margin expansion, planned operational improvements, business strategy, plans and objectives and market expectations are forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions that may prove incorrect, any of which could cause TrueCar’s results to differ materially from those expressed or implied by such forward-looking statements. Among the risks and uncertainties that could cause TrueCar’s results to differ materially from those expressed or implied by such forward-looking statements include: the ability to maintain and improve our relationship with, and perception among, car dealerships and grow our network of Certified Dealers, on an overall basis, among dealers representing high volume brands and in key geographies; reliance on third-party service providers; dependence upon affinity group marketing partners, especially USAA; compliance with U.S. federal and state laws and regulations directly or indirectly applicable to TrueCar's business; the ability to compete effectively in an increasingly competitive market and to grow and enhance TrueCar's brand; the continuing ability to provide customers access to our products and services; the successful improvement of TrueCar's technology infrastructure; macro-economic issues that affect the automobile industry; the ability to attract, retain, and integrate qualified personnel, including recently hired members of management and the hiring of additional personnel in our technology team; the ability to successfully resolve litigation to which TrueCar is subject; and other risks and uncertainties described more fully under the heading “Risk Factors” in TrueCar’s Annual Report on Form 10-K for the year ended December 31, 2015 and its subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, or SEC, and its Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the SEC. Moreover, TrueCar operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for TrueCar's management to predict all risks, nor can management assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward- looking statements TrueCar may make. All forward-looking statements in this press release are based on information available to TrueCar's management as of the date hereof, and except as required by law, management assumes no obligation to update these forward-looking statements, which speak only as of their respective dates.

Use of Non-GAAP Financial Measures

This earnings release includes the following Non-GAAP financial measures; Adjusted EBITDA, Non-GAAP net loss, and Non-GAAP net loss per share. We define Adjusted EBITDA as net loss adjusted to exclude interest income, interest expense, depreciation and amortization, stock-based compensation, non-cash warrant expense, certain litigation costs, severance charges, real estate exit costs, and income taxes. We define Non-GAAP net loss as net loss adjusted to exclude stock-based compensation, non-cash warrant expense, certain litigation costs, severance charges and real estate exit costs. We have provided below a reconciliation of each of Adjusted EBITDA and Non-GAAP net loss to net loss, the most directly comparable GAAP financial measure. Neither Adjusted EBITDA nor Non-GAAP net loss should be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.

We use Adjusted EBITDA and non-GAAP net loss as operating performance measures as each is (i) an integral part of our reporting and planning processes; (ii) used by our management and board of directors to assess our operational performance, and together with operational objectives, as a measure in evaluating employee compensation and bonuses; and (iii) used by our management to make financial and strategic planning decisions regarding future operating investments. We believe that using Adjusted EBITDA and Non-GAAP net loss facilitates operating performance comparisons on a period-to-period basis because these measures exclude variations primarily caused by changes in the excluded items noted above. In addition, we believe that Adjusted EBITDA, Non-GAAP net loss and similar measures are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance and debt service capabilities.

Our use of each of Adjusted EBITDA and Non-GAAP net loss has limitations as an analytical tool, and you should not consider either in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect the payment or receipt of interest or the payment of income taxes;

•	Neither Adjusted EBITDA nor Non-GAAP net loss reflects changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or any other contractual commitments;

•	Neither Adjusted EBITDA nor Non-GAAP net loss reflects the cash costs to advance our claims in respect of certain litigation or the costs to defend ourselves in various complaints filed against us;

•	Neither Adjusted EBITDA nor Non-GAAP net loss reflects the severance costs due to certain former executives and former members of our product and technology teams affected by a reorganization;

•	Neither Adjusted EBITDA nor Non-GAAP net loss reflects the real estate exit costs associated with consolidation of the Company's office locations in Santa Monica, California;

•	Neither Adjusted EBITDA nor Non-GAAP net loss consider the potentially dilutive impact of shares issued or to be issued in connection with stock-based compensation or warrant issuances; and

•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA and Non-GAAP net loss differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, you should consider Adjusted EBITDA and Non-GAAP net loss alongside other financial performance measures, including our net loss, our other GAAP results, and various cash flow metrics. In addition, in evaluating Adjusted EBITDA and Non-GAAP net loss, you should be aware that in the future we will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and Non-GAAP net loss and you should not infer from our presentation of Adjusted EBITDA and Non-GAAP net loss that our future results will not be affected by these expenses or any unusual or non-recurring items.

About TrueCar

TrueCar, Inc. (NASDAQ: TRUE) is a digital automotive marketplace that provides comprehensive pricing transparency about what other people paid for their cars and enables consumers to engage with TrueCar Certified Dealers who are committed to providing a superior purchase experience. TrueCar operates its own branded site and its nationwide network of more than 13,000 Certified Dealers, and also powers car-buying programs for some of the largest U.S. membership and service organizations, including USAA, AARP, American Express, AAA and Sam's Club. Over one third of all new car buyers engage with the TrueCar network during their purchasing process. TrueCar is headquartered in Santa Monica, California, with offices in San Francisco and Austin, Texas. For more information, go to www.truecar.com. Follow TrueCar on Facebook or Twitter.

Investor/Media Contact:
Alison Sternberg
Vice President, Investor Relations and Communications
424-258-8771
asternberg@truecar.com

TRUECAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Revenues	$74,081	$63,588	$277,507	$259,838
Costs and operating expenses:
Cost of revenue	6,257	5,987	25,167	23,657
Sales and marketing	41,609	34,867	154,406	151,002
Technology and development	13,265	14,942	53,580	48,021
General and administrative	14,649	29,851	59,908	83,494
Depreciation and amortization	5,538	5,125	23,345	17,646
Total costs and operating expenses	81,318	90,772	316,406	323,820
Loss from operations	(7,237)	(27,184)	(38,899)	(63,982)
Interest income	90	36	376	107
Interest expense	(645)	(121)	(2,530)	(443)
Other (expense) income	—	(1)	—	13
Loss before provision for income taxes	(7,792)	(27,270)	(41,053)	(64,305)
Provision for income taxes	158	174	655	606
Net loss	$(7,950)	$(27,444)	$(41,708)	$(64,911)
Net loss per share:
Basic and diluted	$(0.09)	$(0.33)	$(0.49)	$(0.79)
Weighted average common shares outstanding, basic and diluted	85,698	82,735	84,483	81,914

TRUECAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$107,721	$112,371
Accounts receivable, net	36,867	33,761
Prepaid expenses	6,044	6,048
Other current assets	2,278	779
Total current assets	152,910	152,959
Property and equipment, net	66,941	71,390
Goodwill	53,270	53,270
Intangible assets, net	19,774	23,815
Other assets	1,553	940
Total assets	$294,448	$302,374

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,827	$18,880
Accrued employee expenses	8,951	7,799
Accrued expenses and other current liabilities	12,583	12,425
Total current liabilities	35,361	39,104
Deferred tax liabilities	2,994	2,413
Lease financing obligations, net of current portion	28,833	26,987
Other liabilities	2,679	1,178
Total liabilities	69,867	69,682

Stockholders’ Equity
Common stock	9	8
Additional paid-in capital	542,807	508,584
Accumulated deficit	(318,235)	(275,900)
Total stockholders’ equity	224,581	232,692
Total liabilities and stockholders’ equity	$294,448	$302,374

TRUECAR, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
 (In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Net loss	$(7,950)	$(27,444)	$(41,708)	$(64,911)
Non-GAAP adjustments:
Interest income	(90)	(36)	(376)	(107)
Interest expense	645	121	2,530	443
Depreciation and amortization	5,538	5,125	23,345	17,646
Stock-based compensation (1)	6,706	16,412	24,739	42,563
Warrant (reduction) expense	33	(15)	46	(803)
Certain litigation costs (2)	345	429	960	6,171
Severance charges (3)	—	3,161	1,783	3,732
Lease exit costs (4)	381	2,232	3,065	2,232
Provision for income taxes	158	174	655	606
Adjusted EBITDA	$5,766	$159	$15,039	$7,572

(1)	Includes stock-based compensation of $10.7 million incurred in the fourth quarter of 2015 related to the departure of certain executives.

(2)
The excluded amounts relate to legal costs incurred in connection with a claim we filed against Sonic Automotive Holdings, Inc. (the "Sonic Litigation"), complaints filed by non-TrueCar dealers and the California New Car Dealers Association against TrueCar, and securities and consumer class action lawsuits. We believe the exclusion of these costs is appropriate to facilitate comparisons of our core operating performance on a period-to-period basis. We do not believe significant trademark litigation like the Sonic Litigation is reflective of a trend in our underlying operations. Based on the nature of the specific claims underlying the excluded litigation matters, once these matters are resolved, we do not believe our operations are likely to entail defending against the types of claims raised by these matters. We expect the cost of defending these claims to continue to be significant pending resolution.

(3)
We incurred $1.3 million in severance costs in the second quarter of 2016 related to a reorganization of our product and technology teams to better align our resources with business objectives as we transition from multiple software platforms to a unified architecture. In addition, we incurred severance cost of $0.5 million related to an executive who terminated during the second quarter of 2016. We incurred severance costs of $2.8 million and $3.4 million for executive-level employees who terminated during the quarter and year ended December 31, 2015, respectively. In addition, we also incurred $0.3 million of related recruiting fees for the placement of our new CEO in the fourth quarter of 2015. We believe excluding the impact of these terminations is consistent with our use of these non-GAAP measures as we do not believe they are a useful indicator of ongoing operating results.

(4)
Represents the initial estimate and updates to that estimate of lease termination costs associated with the consolidation of the Company's office locations in Santa Monica, California in December 2015. We believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

TRUECAR, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP NET LOSS
 (In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Net loss	$(7,950)	$(27,444)	$(41,708)	$(64,911)
Non-GAAP adjustments:
Stock-based compensation (1)	6,706	16,412	24,739	42,563
Warrant (reduction) expense	33	(15)	46	(803)
Certain litigation costs (2)	345	429	960	6,171
Severance charges (3)	—	3,161	1,783	3,732
Lease exit costs (4)	381	2,232	3,065	2,232
Non-GAAP net loss (5)	$(485)	$(5,225)	$(11,115)	$(11,016)

Non-GAAP net loss per share:
Basic	$(0.01)	$(0.06)	$(0.13)	$(0.13)
Diluted	$(0.01)	$(0.06)	$(0.13)	$(0.13)

Weighted average common shares outstanding:
Basic	85,698	82,735	84,483	81,914
Diluted	85,698	82,735	84,483	81,914

(1)	Includes stock-based compensation of $10.7 million incurred in the fourth quarter of 2015 related to the departure of certain executives.

(2)
The excluded amounts relate to legal costs incurred in connection with a claim we filed against Sonic Automotive Holdings, Inc. (the "Sonic Litigation"), complaints filed by non-TrueCar dealers and the California New Car Dealers Association against TrueCar, and securities and consumer class action lawsuits. We believe the exclusion of these costs is appropriate to facilitate comparisons of our core operating performance on a period-to-period basis. We do not believe significant trademark litigation like the Sonic Litigation is reflective of a trend in our underlying operations. Based on the nature of the specific claims underlying the excluded litigation matters, once these matters are resolved, we do not believe our operations are likely to entail defending against the types of claims raised by these matters. We expect the cost of defending these claims to continue to be significant pending resolution.

(3)
We incurred $1.3 million in severance costs in the second quarter of 2016 and in the year ended December 31, 2016 related to a reorganization of our product and technology teams to better align our resources with business objectives as we transition from multiple software platforms to a unified architecture. In addition, we incurred severance cost of $0.5 million related to an executive who terminated during the second quarter of 2016. We incurred severance costs of $2.8 million and $3.4 million for executive-level employees who terminated during the quarter and year ended December 31, 2015, respectively. In addition, we also incurred $0.3 million of related recruiting fees for the placement of our new CEO in the fourth quarter of 2015. We believe excluding the impact of these terminations is consistent with our use of these non-GAAP measures as we do not believe they are a useful indicator of ongoing operating results.

(4)
Represents the initial estimate and updates to that estimate of lease termination costs associated with the consolidation of the Company's office locations in Santa Monica, California in December 2015. We believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

(5)
There is no income tax impact related to the adjustments made to calculate Non-GAAP net loss because of our available net operating loss carryforwards and the full valuation allowance recorded against our net deferred tax assets at December 31, 2016 and December 31, 2015.